                                                                   Exhibit 10(b)






                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                       PIONEER-STANDARD ELECTRONICS, INC.

                                       AND

                                 JAMES L. BAYMAN






                                                                     May 7, 1996


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                                TABLE OF CONTENTS
                                -----------------

                                                                          PAGE
                                                                          ----
1.       Employment........................................................  1

2.       Period of Employment..............................................  1

3.       Position, Duties, Responsibilities................................  1

4.       Compensation, Compensation Plans, Perquisites.....................  2

5.       Employee Benefit Plans............................................  3

6.       Effect of Death or Disability.....................................  4

7.       Termination.......................................................  5

8.       Competition.......................................................  8

9.       Confidential Information..........................................  8

10.      Noninterference ..................................................  9

11.      Remedy ...........................................................  9

12.      Withholding.......................................................  9

13.      Notices........................................................... 10

14.      General Provisions................................................ 10

15.      Amendment or Modification; Waiver................................. 11

16.      Severability...................................................... 11

17.      Successors to the Company......................................... 11

18.      Operation of Agreement............................................ 12

19.      Enforcement Costs................................................. 12

                              EMPLOYMENT AGREEMENT
                              --------------------


                  EMPLOYMENT AGREEMENT between PIONEER-STANDARD ELECTRONICS, INC., an Ohio corporation (the "Company"), and JAMES L. BAYMAN ("Bayman"), dated May 7, 1996, effective April 1, 1996.

                              W I T N E S S E T H:

                  WHEREAS: The Company and Bayman have given consideration to an employment agreement providing for the services of Bayman as President and Chief Executive Officer; and

                  WHEREAS: This agreement is deemed necessary at the present time to meet the need for a continued strong management without substantial change; and

                  WHEREAS: Together with other officers of the Company, Bayman has been responsible for the success of the business of the Company;

                  NOW, THEREFORE, it is hereby agreed by and between the Company and Bayman as follows:

        1.        EMPLOYMENT
                  ----------

                  The Company hereby agrees to continue to employ Bayman, and Bayman hereby agrees to remain in the employ of the Company, for the period set forth in Section 2 below (the "Period of Employment"), in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and conditions hereinafter stated.

        2.        PERIOD OF EMPLOYMENT
                  --------------------

                  For the purposes of this Agreement, the Period of Employment, subject only to the provisions of Section 6 below (relating to Death or Disability), shall continue for a one-year period from the effective date hereof and thereafter subject to (i) termination of this Agreement by the Company effective as of any anniversary of the effective date hereof or (ii) until the earlier termination of employment as set forth in Section 7 (relating to Termination).

        3.        POSITION, DUTIES, RESPONSIBILITIES
                  ----------------------------------

                  3.01. During the Period of Employment, Bayman shall serve as President and Chief Executive Officer of the Company and shall have the responsibility for all of the operations of the Company including the authority, power and duties with regard to his position as may from time to time be assigned by the Board of Directors of the Company. Bayman's duties will include the supervision and direction of the corporate professional staff and the strategic direction of the Company's operations. He shall at all times during such period have the authority, power and duties of the person charged with the general management of the business and affairs of the areas assigned to him with authority to manage and direct all operations and affairs of those areas and to employ and discharge all employees thereof, reporting and being responsible only to the Board of Directors of the Company.

                  3.02. It is further contemplated that at all times during the Period of Employment Bayman shall serve and continue to serve as a member of its Board of Directors. In the event that Bayman's employment is terminated for any reason as provided in paragraph 7 below, Bayman agrees that he shall immediately submit his written resignation as a member of the Board of Directors of the Company, which may choose to either accept or reject such resignation.

                  3.03. Throughout the Period of Employment Bayman shall devote his full time and undivided attention during normal business hours to the business and affairs of the Company, except for reasonable vacations afforded the Company's executive officers and except for illness or incapacity, but nothing in this Agreement shall preclude Bayman from devoting reasonable time required for serving as a director or member of an advisory committee of any organization involving no conflict of interest with the interests of the Company, from engaging in charitable and community activities, and from managing his personal investments, provided that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

                  3.04. Bayman's office shall be located at the corporate offices of the Company, and Bayman shall not be required to locate his office elsewhere without his prior written consent, nor shall he be required to be absent therefrom on travel status or otherwise more than a total of sixty (60) days in any calendar year nor more than fifteen (15) consecutive days at any one time.

        4.        COMPENSATION, COMPENSATION PLANS,  PERQUISITES
                  ----------------------------------------------

                  4.01 (a) For all services rendered by Bayman in any capacity during the Period of Employment, including without limitation, services as an executive officer, director or member of any committee of the Company or of any subsidiary, division or affiliate thereof, Bayman shall be paid as compensation:

                                (i)     A base salary, payable not less often
than monthly, at the rate of no less than $25,000 per month, with such increases in such rate as shall be awarded from time to time in accordance with the Company's regular administrative practices of salary increases applicable to executives of the Company in effect on the date of this Agreement; and

                               (ii)     A cash incentive bonus equal to the
product of 8/10 of 1% of the sum of the "actual operating income" of the Company, multiplied by the ratio of the Company's "actual return on capital" to 20.4%, (the "Bonus Plan") or such successor

                                       -2-

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bonus plan as may be adopted by the Company, provided that the Bonus Plan formula shall not be changed without Bayman's written consent. The term "actual operating income" shall be defined as the income before income tax (state and federal income tax) and interest expense. The term "actual return on capital" shall be defined as the Company's "actual operating income" divided by the sum of its interest-bearing debt, plus equity (the denominator shall be calculated for each fiscal year as the average of such amounts as at the end of each of the Company's four (4) fiscal quarters). All amounts used to calculate the cash incentive bonus shall reflect the operations of the Company and its consolidated subsidiaries and shall be calculated in conformity with generally accepted accounting principles. The Company shall calculate the bonus for each fiscal year on a quarterly basis and shall pay Bayman the bonus amount based on such quarterly calculation at the end of each of the first three (3) fiscal quarters. After April 1 and before June 16 of the next fiscal year, and after audited financial statements are available to the Company, the Company shall pay Bayman the balance of any bonus due Bayman based on the calculation of the bonus for the fiscal year less payments made for the first three (3) fiscal quarters, which payment shall be vested in the event of termination by reason of Death or Disability (Section 6), Change of Control, (Section 7.02), or Without Cause (Section 7.04), but shall be forfeited in the event of termination For Cause or Voluntary Termination (Section 7.03).

                           (b)      Any increase in salary or bonus or other
compensation shall in no way diminish any other obligation of the Company under this Agreement, unless specifically agreed to in writing by Bayman.

                  4.02. During the Period of Employment Bayman shall be and continue to be a full participant in the Company's Employees' Profit Sharing Plan or any equivalent successor plan that may be adopted by the Company.

                  4.03. During the Period of Employment Bayman shall be entitled to perquisites, including without limitation, an office, secretarial and clerical staff, and to fringe benefits comparable to those enjoyed by the other executive officers of the Company, but in each case at least equal to those attached to his office on the date of this Agreement, as well as to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by him in the course of his duties.

        5.        EMPLOYEE BENEFIT PLANS
                  ----------------------

                  5.01. The compensation, together with other matters provided for in Section 4 above, is in addition to the benefits provided for in this
Section 5.

                  5.02. Bayman, his dependents, beneficiaries and estate shall be entitled to all payments and benefits and service credit for benefits during the Period of Employment to which executive

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officers of the Company, their dependents and beneficiaries are entitled as the result of the employment of such executive officers during the Period of Employment under the terms of employee plans and practices of the Company, including, without limitation, the Company's retirement program consisting of its Employees' Profit Sharing Plan, its group life insurance plan, its accidental death and dismemberment insurance, disability, medical and health and welfare plans, any key person individual life and disability policies, automobile expense reimbursement, club membership fees and dues, and other present or equivalent successor plans and practices of the Company, its subsidiaries and divisions, for which officers, their dependents and beneficiaries are eligible, and to all payments or other benefits under any such plan or practice after the Period of Employment as a result of participation in such plan or practice during the Period of Employment.

                  5.03. Bayman shall be eligible to participate in the Company's 1991 Stock Option Plan (which, together with any successor stock option plan or plans that may be adopted by the Company, is referred to herein as the "Option Plan"). The Company has granted Bayman stock options ("Options") at an option price equal to the fair market value of the Company's Common Shares at the date of grant. The terms and conditions of exercise of Bayman's Options shall be as is set forth in Bayman's Stock Option Agreements (the "Option Agreements") with the Company; provided, however, that in the event of a Change in Control, as defined in paragraph 18.02 below, then notwithstanding the provisions of said Option Agreements, all options (including those granted to him under the 1982 Incentive Stock Option Plan and the 1991 Stock Option Plan) shall immediately be 100% vested and Bayman shall have the immediate right of exercise with respect to all Options and their underlying Common Shares covered by said Option Agreements. In the event that Bayman's employment is terminated as a result of a Change in Control, as defined in paragraph 18.02 below, Bayman shall have the period of one (1) year after the date of such termination to exercise his Options or the remainder of the term of such Options, whichever is shorter, and any such exercise shall be irrevocable.

        6.        EFFECT OF DEATH OR DISABILITY
                  -----------------------------

                  6.01. In the event of the death of Bayman during the Period of Employment, the Period of Employment shall be deemed to have ended as of the close of business on the last day of the month in which death shall have occurred, and his legal representative shall be entitled to (i) the compensation provided for in paragraph 4.01(a)(i) above for the month in which death shall take place at the rate being paid at the time of death, (ii) any cash bonus payable for the fiscal quarter in which the Period of Employment shall be deemed to have terminated due to death, plus the balance of any bonus due Bayman for any prior fiscal quarters in accordance with, and payable at the times set forth in, paragraph 4.01(a)(ii) above, and (iii) any benefits provided pursuant to paragraph 5.02

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hereof which are payable pursuant to the terms of the applicable plan or practice.

                  6.02 (a) The term "Disability," as used in this Agreement, shall mean an illness or accident which prevents Bayman from performing his duties under this Agreement for a period of six (6) consecutive months. The Period of Employment shall be deemed to have ended as of the close of business on the last day of such six (6) months' period but without prejudice to any payments due Bayman in respect of disability.

                           (b)      In the event of the Disability of Bayman
during the Period of Employment, Bayman shall be entitled to (i) the compensation provided for in paragraph 4.01(a)(i) above, at the rate being paid at the time of the commencement of Disability, for the period of such Disability but not in excess of six (6) months, (ii) any cash bonus payable for the fiscal quarter in which the Period of Employment shall be deemed to have terminated due to Disability, plus the balance of any bonus due Bayman for any prior fiscal quarters in accordance with, and payable at the times set forth in, paragraph 4.01(a)(ii) above, and (iii) any benefits provided pursuant to paragraph 5.02 hereof which are payable pursuant to the terms of the applicable plan or practice.

                           (c)      The amount of any payments due under this
paragraph 6.02 shall be reduced by any payments to which Bayman may be paid for the same period under any disability plan of the Company or of any subsidiary or affiliate thereof.

         7.       TERMINATION
                  -----------

                  7.01. GENERAL. The Company may terminate Bayman with or without cause at any time during the Period of Employment, subject to the provisions of this Section 7. The termination of this Agreement by the Company pursuant to Section 2(i) hereof shall be deemed to be a termination of employment Without Cause as set forth in Section 7.04 hereof.

                  7.02. CHANGE OF CONTROL. Within one (1) year of a Change of Control of the Company, as defined in paragraph 18.02, Bayman shall have the right to terminate his employment with the Company and there shall be paid or provided to Bayman, his dependents, beneficiaries and estate, as liquidated damages or severance pay, or both, the following:

                           (a)      The compensation provided for in paragraph
4.01(a)(i) above for the month in which Termination shall have occurred at the rate being paid at the time of Termination; and an amount equal to his previous twenty four (24) months of base salary plus an amount equal to the earned incentive cash bonus referred to in paragraph 4.01(a)(ii) above for the two (2) previously completed fiscal years. Such amount shall be paid to Bayman in one payment, immediately upon Termination. Bayman shall also receive any cash bonus payable for the fiscal quarter in which the Period of

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Employment shall be deemed to have terminated due to Change of Control, plus the balance of any bonus due Bayman for any prior fiscal quarters in accordance with, and payable at the times set forth in, paragraph 4.01(a)(ii) above.

                           (b)      For two (2) years following the date of
Termination, Bayman, his dependents, beneficiaries and estate, shall continue to be entitled to all benefits provided pursuant to paragraph 5.02 hereof which are payable pursuant to the terms of the applicable plan or practice, and service credit for benefits under all employee benefit plans of the Company, including, without limitation, the Company's profit sharing plan referred to in paragraph
5.02 above, upon the same basis as immediately prior to Termination and, to the extent that such benefits or service credit for benefits shall not be payable or provided under any such plans to Bayman, his dependents, beneficiaries and estate, by reason of his no longer being an employee of the Company as the result of Termination, or any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Company shall itself arrange to provide benefits substantially similar to those which Bayman, his dependents and beneficiaries were entitled to receive under such plans, programs and arrangements immediately prior to termination to Bayman, his dependents, beneficiaries and estate.

                  Any termination by the Company within the period of ninety
(90) days prior to the execution of a letter of intent or a definitive agreement which could lead to a Change of Control and the closing of the transaction actually resulting in the Change of Control, as defined in paragraph 18.02, shall be deemed to be a termination under this paragraph 7.02. An election by Bayman to terminate his employment under the provisions of this paragraph 7.02 shall not be deemed a Voluntary Termination of employment by Bayman under paragraph 7.03 of this Agreement or any plan or practice of the Company.

                  7.03. FOR CAUSE OR VOLUNTARY TERMINATION. For the purpose of any provision of this Agreement, the termination of Bayman's employment shall be deemed to have been For Cause only if:

                           (a)     termination of his employment shall have been
the result of Bayman's conviction of any of the following: (i) embezzlement; (ii) misappropriation of money or other property of the Company; or (iii) any felony; or

                           (b)     there has been a breach by Bayman during the
Period of Employment of the provisions of paragraph 3.02 above, relating to devotion of full time to the affairs of the Company, Section 8 relating to Competition, Section 9 relating to Confidential Information, or Section 10 relating to Noninterference, and such breach results in demonstrably material injury to the Company, and with respect to any alleged breach of paragraph 3.02 hereof, Bayman shall have failed to remedy such proven breach within thirty (30) days from his receipt of written notice from the Company.

                  If Bayman's employment is terminated by the Company For Cause, or if Bayman shall Voluntarily Terminate his employment with the Company, Bayman shall be entitled to the compensation provided for in paragraph 4.01(a)(i) through the date of such termination. Bayman shall not be entitled to any additional compensation or benefits (except for any vested benefits), and shall continue to be bound by the provisions of Section 8 of this Agreement (relating to Competition), the provisions of Section 9 of this Agreement (relating to Confidential Information), and the provisions of Section 10 (relating to Noninterference).

                  7.04. WITHOUT CAUSE. Subject to compliance by Bayman with the provisions of Section 8 of this Agreement (relating to Competition), the provisions of Section 9 of this Agreement (relating to Confidential Information), and the provisions of Section 10 of this Agreement (relating to Noninterference), if the Company shall terminate Bayman's employment, Without Cause, there shall be paid or provided to Bayman, his dependents, beneficiaries and estate, as liquidated damages or severance pay, or both, (i) the compensation provided for in paragraph 4.01(a)(i) above for the month in which termination shall have occurred at the rate being paid at the time of such termination, and (ii) the amount (the "Payment Amount") per month equal to 1/24th of (A) the total of his previous twenty-four (24) months of base salary PLUS (B) an amount equal to the earned incentive cash bonus referred to in paragraph 4.01(a)(ii) above for the two (2) previously completed fiscal years. Such Payment Amount shall be paid to Bayman or, in case of his prior death, to his legal representative, in monthly installments at the end of each month commencing with the month next following that in which such termination shall have occurred, and continuing for a period of twenty-four (24) months. Bayman shall also receive any cash bonus payable for the fiscal quarter in which the Period of Employment shall be deemed to have terminated due to termination Without Cause, plus the balance of any bonus due Bayman for any prior fiscal quarters in accordance with, and payable at the times set forth in, paragraph 4.01(a)(ii) above, plus any benefits provided pursuant to paragraph 5.02 hereof which are payable pursuant to the terms of the applicable plan or practice. In the event the Company fails to make such payments when due, then the remaining payments shall become due and payable immediately.

                  7.05. ARBITRATION. In the event that Bayman's employment shall be terminated by the Company during the Period of Employment or the Company shall withhold payments or provision of benefits because Bayman is alleged to be engaged in activities prohibited by Sections 8, 9 or 10 of this Agreement or for any other reason, Bayman shall have the right, in addition to all other rights and remedies provided by law, at his election either to seek arbitration in the metropolitan area of Cleveland, Ohio, under the rules of the American Arbitration Association by serving a notice

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to arbitrate upon the Company or to institute a judicial proceeding, in either case within one hundred and twenty (120) days after having received notice of termination of his employment or within such longer period as may reasonably be necessary for Bayman to take action in the event that his illness or incapacity should preclude his taking such action within such one hundred and twenty (120) day period.

         8.       COMPETITION
                  -----------

                  There shall be no obligation on the part of the Company to make any further payments provided for in paragraph 7.04 above if Bayman shall, during the two (2) years following termination of Bayman's employment for any reason except Change of Control as described in paragraph 7.02, engage in Competition with the Company as hereinafter defined. The word "Competition" for purposes of this Section 8 and any other provision of this Agreement shall mean taking any employment or consulting position with or control of one of the Company's top twenty-five (25) competitors as listed in the most current issue at the date of termination of ELECTRONIC BUYER'S NEWS and/or ELECTRONIC NEWS; provided, however, that in no event shall ownership of less than 5% of the outstanding capital stock entitled to vote for the election of directors of a corporation with a class of equity securities held of record by more than 500 persons be deemed Competition with the Company within the meaning of this
Section 8.

        9.        CONFIDENTIAL INFORMATION
                  ------------------------

                  9.01. Except for information which is already in the public domain, or which is publicly disclosed by persons other than Bayman, or which is required by law or court order to be disclosed, or information given to Bayman by a third party not bound by any obligation of confidentiality, Bayman shall at all times during and after his employment with the Company hold in strictest confidence any and all confidential information within his knowledge and which is material to the business of the Company (whether acquired prior to or during his employment with the Company) concerning the inventions, products, processes, methods of distribution, customers, services, business, suppliers or trade secrets of the Company, except that Bayman may, in connection with the performance of his duties to the Company, divulge confidential information to the directors, officers, employees and shareholders of the Company and to the advisors, accountants, attorneys or lenders of the Company or such other individuals as deemed prudent in the course of business to carry out the responsibilities and duties of his position. Such confidential information includes, without limitation, financial information, sales information, price lists, marketing data, the identity and lists of actual and potential customers and technical information, all to the extent that such information is not intended by the Company for public dissemination.


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                  9.02. Bayman also agrees that upon leaving the Company's
employ he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Company, any Company document, contract, internal financial or management reports, customers list, product list, price list, catalog, employee list, procedures, software, MIS data, drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates and divisions, or, without limitation, relating to its or their methods of purchase or distribution, or any description of any trade secret, formulae or secret processes.

         10.      NONINTERFERENCE
                  ---------------

                  Except for Change of Control as described in paragraph 7.02, Bayman shall not, at any time during or within two (2) years after his employment is terminated with the Company, without the prior written consent of the Company, directly or indirectly, induce or attempt to induce any key employee, key agent or other key representative or associate of the Company to terminate his or her relationship with the Company, or in any way directly or indirectly interfere with such a relationship or any relationship between the Company and any of its top fifty (50) suppliers or top two hundred fifty (250) customers, both in terms of the Company's sales volume, provided that purchasing goods from a supplier to the Company or making a sale to any of the Company's customers shall not be deemed to be interference.

         11.      REMEDY
                  ------

                  Bayman acknowledges that Sections 8, 9 and 10 hereof were negotiated at arms length and are required for the fair and reasonable protection of the Company. Bayman and the Company further acknowledge and agree that a breach of those obligations and agreements will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law and, therefore, Bayman and the Company agree that in the event of any breach of said obligations and agreements the Company, and its successors and assigns, shall be entitled to injunctive relief and such other and further relief, including monetary damages, as is proper in the circumstances. It is further agreed that the running of the periods provided above in Sections 8 and 10, shall be tolled during any period which Bayman shall be adjudged to have been in violation of any of his obligations under such Sections.

       12.        WITHHOLDING
                  -----------

                  Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Bayman or his estate or beneficiaries, shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such

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



amounts, the Company may accept other provisions to the end that it has sufficient funds to pay all taxes required by law to be withheld in respect of such payments or any of them.

       13.        NOTICES
                  -------

                  All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

         To the Company:     Pioneer-Standard Electronics, Inc.
                             4800 East 131st Street
                             Cleveland, Ohio 44105
                             Attention: Secretary or
                                        Assistant Secretary

         To Bayman:          James L. Bayman
                             2749 Cranlyn Road
                             Shaker Heights, Ohio 44122

       14.        GENERAL PROVISIONS
                  ------------------

                  14.01. There shall be no right of set-off or counter claim, in respect of any claim, debt or obligation, against payments to Bayman, his dependents, beneficiaries or estate provided for in this Agreement.

                  14.02. No right or interest to or in any payments shall be assignable by Bayman; provided, however, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of Bayman's estate.

                  14.03. No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

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




                  14.04. In the event of Bayman's death or a judicial determination of his incompetence, reference in this Agreement to Bayman shall be deemed, where appropriate, to refer to his legal representative or, where appropriate, to his beneficiary or beneficiaries.

                  14.05. The titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

                  14.06. This Agreement shall be binding upon and shall inure to the benefit of (a) Bayman and, subject to the provisions of paragraphs 14.02 and 14.03, his heirs and legal representatives, and (b) the Company and its successors as provided in Section 17 hereof.

       15.        AMENDMENT OR MODIFICATION; WAIVER
                  ---------------------------------

                  No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board of Directors of the Company or the Compensation Committee and is agreed to in writing, signed by Bayman and by an officer of the Company thereunto duly authorized by either the Board of Directors or the Compensation Committee. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

       16.        SEVERABILITY
                  ------------

                  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

       17.        SUCCESSORS TO THE COMPANY
                  -------------------------

                  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, without limitation, any corporation which acquires directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed "the Company" for the purposes of this Agreement), but shall not otherwise be assignable by the Company.


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



       18.        OPERATION OF AGREEMENT
                  ----------------------

                  18.01. This Agreement is effective April 1, 1996, and shall supersede any prior employment agreement, including the Amended and Restated Employment Agreement dated June 12, 1995, which was effective April 3, 1995, between Bayman and the Company, which shall be deemed to be terminated and null and void except for any vested rights to receive compensation under Section 4.01(a)(ii) thereof.

                  18.02. For the purpose of this Agreement, the term "Change in Control" of the Company shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement; provided that, without limitation, such a change in control shall be deemed to have occurred if and when (a) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of
1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities or (b) during any period of twelve (12) consecutive months, commencing before or after the date of this Agreement, individuals who, at the beginning of such twelve (12) month period were directors of the Company for whom Bayman, as a shareholder, shall have voted, cease for any reason to constitute at least a majority of the Board of Directors of the Company.

         19.      ENFORCEMENT COSTS
                  -----------------

                  The Company is aware that upon the occurrence of a Change in Control the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute, litigation seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny Bayman the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Bayman not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Bayman hereunder, nor be bound to negotiate any settlement of his rights hereunder under threat of incurring such expenses. Accordingly, if following a Change in Control it should appear to Bayman that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from, Bayman, or in the event the Company fails or refuses to comply with the obligations under this Agreement, the benefits intended to be provided to Bayman hereunder, and that Bayman has complied with all of his obligations under this Agreement, the Company irrevocably authorizes Bayman from time to time to retain counsel of his choice at the expense of the Company as provided in this
Section 19, to represent Bayman in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, shareholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Bayman entering into an attorney-client relationship with such counsel, and in that connection the Company and Bayman agree that a confidential relationship shall exist between Bayman and such counsel. The reasonable fees and expenses of counsel selected from time to time by Bayman as hereinabove provided shall be paid or reimbursed to Bayman by the Company on a regular, periodic basis upon presentation by Bayman of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $500,000.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


ATTEST:                                PIONEER-STANDARD ELECTRONICS, INC.


                                       By /S/ VIC GELB
- -------------------------------          ---------------------------------
                                         Vic Gelb
                                         Chairman of the Compensation
                                         Committee
ATTEST:



                                         /S/ JAMES L. BAYMAN
- -------------------------------          ---------------------------------
                                             James L. Bayman



                                      -13-